Exhibit 99.2

hopTo to present a live demo at 25th Annual ROTH Investor Conference, March 17-20

CAMPBELL, CA – February 28, 2013 - (OTCQB:GOJO) hopTo, a wholly owned subsidiary of GraphOn Corporation, today announced that Eldad Eilam, President and Chief Executive Officer and Christoph Berlin, Chief Operating Officer of hopTo, will present at the ROTH Capital Partners’ 25th Annual Conference on March 18, 2013 at 3:00pm. The conference will be held at The Ritz-Carlton, Laguna Niguel in Dana Point, CA March 17-20, 2013.

hopTo, which is slated to be released in Q2 2013, is a new mobile productivity application for the iPad. It features an innovative and intuitive user-experience for accessing and editing files located across the user’s PCs and cloud storage solutions.

“We are extremely excited to have an opportunity to present hopTo to our existing and potential investors at the ROTH Capital Partners’ 25th Annual Conference in Dana Point, CA,” stated Eldad Eilam, President and CEO of hopTo Inc. “Over the past few months we have been working non-stop, developing a culture changing mobile application that offers a simple and elegant way to access and edit files from virtually anywhere.”

In addition to the hopTo live demonstration, Mr. Eilam will review the company’s development plans and priorities for 2013. He will also discuss the company’s corporate strategy, financial outlook and market positioning for both the expected consumer and enterprise launches of hopTo.

A webcast of hopTo’s corporate presentation will be available at http://wsw.com/webcast/roth27/gojo/. The webcast will be archived for 90 days after the presentation and may be accessed by visiting www.graphon.com/about-graphon/investors.

About hopTo Inc.

hopTo Inc., is a remote desktop solution offering a new kind of user-experience for interacting with and editing your documents with a simple touch, swipe or pinch. hopTo is based on and protected by a wide array of proprietary technology, including many issued and applied-for patents. hopTo will be marketed through the newly established, wholly-owned GraphOn™ subsidiary hopTo Inc. Those wishing to receive updates on hopTo developments, please visit www.hopTo.com.

About GraphOn Corporation

Founded in 1996, GraphOn Corporation is a publicly traded company headquartered in Campbell, California. The company is an innovator of cost-effective, advanced solutions that help customers retrieve applications from anywhere.

Media Contact:
Carrie Smith
press@hopto.com
408-688-2674 x5073

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; our revenue could be adversely impacted if any of our significant customers reduces its order levels or fails to order during a reporting period; and other  factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, and in other documents we have filed with the SEC.

GraphOn is a registered trademark of GraphOn Corp. hopTo is a trademark of hopTo Inc. All other trademarks belong to their respective owners.

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